UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 30,  2010

Motorola, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) A. Peter Lawson, Executive Vice President, General Counsel and Secretary of Motorola, Inc. (the “Company” or “Motorola”) will leave Motorola following separation of the Mobile Devices and Home businesses from the Company, currently anticipated to occur in the first quarter of 2011.

(e) On August 2, 2010, Motorola announced that the Company had named Daniel M. Moloney President of its Motorola Mobility business. Mr. Moloney, formerly Executive Vice President, President of Motorola’s Home business, will begin his new role on September 1, 2010, and report to Dr. Sanjay Jha, Co-CEO of Motorola, Inc. and CEO of Motorola Mobility.

In connection with Mr. Moloney’s appointment as Executive Vice President, Motorola, Inc., and President, Motorola Mobility business, the Compensation and Leadership Committee of the Board of Directors of the Company approved the following compensatory arrangements covering Mr. Moloney:

1. The establishment of Mr. Moloney’s annualized base salary at $650,000;

2. The establishment of Mr. Moloney’s target award under the Company’s cash-based pay-for-performance annual incentive plan (the “annual incentive plan”) with a target payout at 100% of his Eligible Earnings (as defined under the annual incentive plan);

3. A grant of 600,000 restricted stock units (the “RSUs”) under the Company’s Omnibus Incentive Plan of 2006 (the “Omnibus Plan”), on September 1, 2010, which RSUs will vest in three equal annual installments on September 1, 2011, September 1, 2012 and September 1, 2013, subject to his continued employment;

4. A grant of non-qualified stock options (the “Options”) under the Omnibus Plan to acquire 1,200,000 shares of the Company’s common stock on September 1, 2010. The exercise price for the Options will be the closing price for a share of the Company’s common stock on September 1, 2010. The expiration date of the Options, subject to certain conditions, is September 1, 2020. The Options will vest in three equal annual installments on September 1, 2011, September 1, 2012 and September 1, 2013, subject to his continued employment;

5. Subject to and upon the consummation by June 30, 2011 of the Company’s previously announced plan to create two independent publicly traded companies (the “Separation Event”), one of which would consist of the Company’s Mobile Devices and Home businesses (“SpinCo”), a grant of equity compensation awards in SpinCo in the amount of $6.5 million, in such form and on such terms and conditions as equity grants are made to similarly situated employees of SpinCo generally at such time;

6. The grant of a one-time cash sign-on bonus of $325,000 of which $162,500 will be paid within 30 days from Mr. Moloney’s start date and, subject to his continued employment with the Company (or, if applicable, SpinCo), $162,500 will be paid immediately following the six-month anniversary of his start date. Mr. Moloney shall forfeit and repay to the Company (or, if the Separation Event has occurred, SpinCo) any such amounts paid to him if, within 12 months following any such payment, he is terminated for “cause” (as defined under the Company’s Executive Severance Plan) or his employment is terminated on his own initiative for any reason; and

7. Prior to the Separation Event, Mr. Moloney will be eligible to participate in the Company’s Executive Severance Plan; and (i) if his employment is terminated by the Company without “cause” before the first anniversary of his employment date, he will be eligible for a total cash severance allowance of 18 months’ base salary plus other benefits that are prescribed under the Company’s Executive Severance Plan (or after the Separation Event, a SpinCo executive severance plan); (ii)  if his employment is terminated by the Company without “cause” on or after the first anniversary of his employment date, he will be eligible for a total cash severance allowance of 12 months’ base salary plus other benefits that are prescribed under the Company’s Executive Severance Plan (or after the Separation Event, a SpinCo executive severance plan); and (iii) in no event will he be eligible for benefits under the Company’s Executive Severance Plan as a result of his ceasing to be an employee of the Company as of and following the Separation Event.

Item 8.01                                           Other Events.

On August 2, 2010, the Company announced that Daniel M. Moloney had been named President of its Motorola Mobility business. Mr. Moloney, formerly Executive Vice President, President of Motorola’s Home business, will begin his new role on September 1, 2010, and report to Dr. Sanjay Jha, Co-CEO of Motorola, Inc. and CEO of Motorola Mobility. The full text of the press release is included as Exhibit 99.1

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release dated August 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTOROLA, INC.
(Registrant)

By:	/s/ Michele A. Carlin
	Name:	Michele A. Carlin
	Title:	Senior Vice President, Human Resources

Dated: August 4, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 2, 2010.